EXHIBIT 10.24

                             DISTRIBUTION AGREEMENT

         This Distribution Agreement (the "Agreement") is made and entered into as of this 18th day of April, 2000 by and between Columbia Laboratories, Inc., a Delaware corporation having its principal place of business at 2875 N.E. 191st St., Suite 400, Aventura, Florida ("Columbia"), and Lil' Drug Store Products, Inc., an Iowa corporation with its principal place of business at 1201 Continental Place NE, Cedar Rapids, Iowa ("Lil' Drug Store Products");

                                   WITNESSETH:

         WHEREAS, Columbia has the right to sell certain Product (as hereinafter defined); and

         WHEREAS, Columbia wishes to obtain the services of Lil' Drug Store Products to establish distribution channels for sale of the Product in the Territory (as hereinafter defined), and Lil' Drug Store Products wishes to engage in distribution of the Product in the Territory, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows.

1. DEFINITIONS. As used in this Agreement, the following terms (except as otherwise expressly provided or unless the context otherwise requires) shall have the respective meanings set forth below (it being understood that the terms defined in this Agreement shall include the singular number in the plural, and the plural number in the singular):

         (a) "Affiliate" shall mean any corporation or other business entity that either directly or indirectly controls a party to this Agreement, is controlled by such party, or is under common control of such party. As used herein, the term "control" means possession of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

         (b) "Confidential Information" shall mean all information and/or technical data that is disclosed by one party hereto to the other party hereto pursuant to this Agreement, whether written or oral, that the disclosing party treats as confidential and identifies as such (by marking written information "Confidential" and if oral, by promptly reducing it to writing and marking it "Confidential"), other than (i) information known to the receiving party or its Affiliates prior to the disclosure of such information to such party, provided said prior knowledge is supportable by documentary evidence, (ii) information which at the time of the disclosure is generally known to the public, provided that such public knowledge does not result from any act or disclosure by the receiving party or one of its Affiliates in violation of the terms of this Agreement or of any other confidentiality obligation owed to the disclosing party, (iii) information that can be shown to be independently discovered, after the date hereof, by a party, or one of its Affiliates, without the aid, application or use of the disclosed information, or (iv) information obtained by the receiving party from a third party that is determined to be in lawful possession of such information, provided such third party is not in violation of any contractual or legal obligation to the disclosing party or one of its Affiliates with respect to such information.

         (c) "Effective Date" shall mean the date May 5, 2000.

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         (d) "Net Sales" shall mean the aggregate equivalent of gross sales received by Lil' Drug Store Products or its Affiliates from or on account of the sale of the Product to non-affiliated third parties on which payments are due under this Agreement, less (i) credits or allowances, if any, actually granted on account of cash or trade discounts, recalls, rebates, rejection or return of the Product previously sold, and (ii) excises, sales taxes, value added taxes, consumptions taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind). Net Sales shall not include any transfer between Lil' Drug Store Products and any of its Affiliates for resale. No transfer of the Product for test or development purposes or as free samples shall be considered a sale hereunder for accounting and payment purposes. Net Sales shall be determined in accordance with generally accepted accounting principles ("GAAP").

         (e) "Product" shall mean the current formulation of DIASORB(R) brand aluminum magnesium silicate products for use as a drug for human health purposes, and any and all improvements, reformulations, or advances to such formulation.

         (f) "Territory" shall mean the United States of America and its territories.

         (g) "Trademark" shall mean the United States trademark DIASORB (Reg. No. 1,211,235), and any variations thereof.

         (h) "Unit" shall mean a single item package of the Product.

2.       RIGHTS GRANTED

         (a) Columbia grants to Lil' Drug Store Products, and Lil' Drug Store Products accepts from Columbia, on the terms and conditions stated herein, an exclusive (even as to Columbia and Columbia's Affiliates) right to use the Trademark only in connection with marketing and sale of the Product in the Territory, and a nonexclusive right (but exclusive as to Columbia and Columbia's Affiliates) to market, distribute, and sell the Product, only in connection with the Trademark and only in the Territory.

         (b) Columbia shall not use, nor permit any party to use, the Trademark or any similar mark on any other product marketed, used or sold in the Territory without the prior written consent of Lil' Drug Store Products. Lil' Drug Store Products shall not (1) use nor permit any party to use, the Trademark with any other product marketed, used, or sold in the Territory, (2) sell the Product or permit the Product to be sold outside the Territory, or (3) use the Trademark in any manner outside the Territory.

         (c) To the extent reasonable and necessary for Lil' Drug Store Products to fulfill its obligations hereunder, Columbia shall transfer or grant Lil' Drug Store Products the rights to use Columbia's art work, customer lists, records, web-sites, contracts, advertising/media schedules in connection with the manufacturing, production, use or sale of the Product in the Territory.

         (d) From and after the Effective Date, Columbia will reasonably make available to Lil' Drug Store Products all staff necessary to support the transition of the Product and the distribution of same, with such staff to include, but not be limited to, the Director of Sales, the Vice President of Research and Development, the Corporate Controller, and the Chairman and CEO. The parties anticipate the transition period will last at least ninety (90) days, and both parties agree to use their respective best efforts in the transition.

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         (e) Columbia will coordinate all supply of the Product, and will use its best efforts to insure Lil' Drug Store Products does not face capacity restrictions for its supply of the Product. Columbia will designate an individual with Columbia to work with Lil' Drug Store Products on all supply matters. Lil' Drug Store Products shall reimburse Columbia for its costs of the Product (bill of materials multiplied by the amount of the Product, plus necessary freight/transportation charges) in U.S. dollars promptly upon receipt and reasonable inspection of the Product. Seller will promptly notify Buyer of any increase in the cost of the Product or the freight/transportation charges. Columbia and Lil' Drug Store Products agree to work together to secure all necessary contracts to protect the supply of the Product and will work together to explore and qualify more cost effective methods of manufacture for producing the Product.

3.       PRODUCT FEES, RIGHTS, AND PAYMENTS.

         (a) In consideration of the services to be provided by Lil' Drug Store Products hereunder, Lil' Drug Store Products shall pay to Columbia (aside from the cost of the Product) twenty percent (20%) of the Net Sales of the Product during the term hereof, retaining all other moneys from the Net Sales. Such payments are to be paid to Columbia within (thirty) 30 days after the end of the second month following the Effective Date, and thereafter on a monthly basis within thirty (30) days after the close of each month. Each payment shall be accompanied by documentation evidencing the Net Sales for the previous period.

         (b) During the term of the Agreement, Columbia shall not sell, or license for sale, to any other distributor or licensee the Product for sale or marketing in the Territory. Columbia represents that as of the Effective Date it has not entered into any arrangement that would contravene the intentions of this paragraph.

         (c) All Product manufactured and supplied hereunder shall meet the quality control specifications and the specifications in the applicable regulatory filing through the expiration date stated on that Product package. Such Product shall also not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended.

         (d) Lil' Drug Store Products shall from time to time notify Columbia of the quantity of Product it wishes to order. Lil' Drug Store Products shall pay Columbia for the Product purchased within the first two months after the Effective Date within thirty (30) days after the end of such second month following the Effective Date and thereafter on a monthly basis within thirty
(30) days after the close of each month in which Lil' Drug Store Products purchases Product.

4.       RETURNS AND COMMITMENTS.

         Columbia shall be responsible for any returns of Product sold and shipped by Columbia prior to the Effective Date ("Returns"). Lil' Drug Store Products shall be entitled to a credit against the next payment due to Columbia hereunder for Returns as follows: (i) a credit equal to the gross margin (net wholesale price less cost of goods sold) on such Returns; or (ii) a credit equal to the amount of any refund paid by Lil' Drug Store Products for any Returns of expired or damaged Product. Expired Product shall mean Units of Product that have eighteen (18) months or less before their expiration date. Damaged Product shall include, but are not limited to, those Product with a retailer's inventory or pricing marking affixed, if they are not resellable. Notwithstanding the above, if Lil' Drug Store Products sells any returned Product after receiving a credit for such returned Product, Lil' Drug Store Products shall pay Columbia the Net Sales of

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such returned Product, less any out of pocket expenses incurred by Lil' Drug
Store Products in such sale.

         To the extent Lil' Drug Store Products, in its reasonable judgment, is required to honor any documented customer commitment, Columbia will promptly reimburse Lil' Drug Store Products for such commitment. Lil' Drug Store Products shall provide Columbia with all necessary financial records to verify such commitment. A documented customer commitment shall mean any written documentation related to financial or non-financial customer or broker commitments made by Columbia related to the Product. Commitments may include customer or broker rebates, deductions, credits, allowances, promotional guarantees, bill backs and SPIFFS. Such documented customer commitments must clearly indicate that Columbia and/or its representatives agreed to such commitment. If a customer or broker commitment is undocumented, Lil' Drug Store Products and Columbia agree to review such alleged commitment and, subject to Columbia's approval, which approval shall not be unreasonably withheld, Columbia will promptly reimburse Lil' Drug Store Products for any commitment Lil' Drug Store Products makes to honor such undocumented customer or broker commitment.

5.       MARKETING.

         (a) Lil' Drug Store Products will use reasonable efforts to market and sell the Product in the Territory, which may include use of samples, national media marketing plans, coop advertising, trade shows, etc., and Columbia may, at its option, participate in or support such marketing efforts.

         (b) Lil' Drug Store Products will timely provide quarterly sales and other marketing information useful to Columbia in monitoring sales progress.

         (c) Lil' Drug Store Products and Columbia shall each promptly disclose to the other party to this Agreement any regulatory action or inquiry concerning the Product. Columbia shall promptly notify Lil' Drug Store Products of all communications and responses regarding such regulatory action or inquiry.

         (d) Lil' Drug Store Products will maintain a qualified national sales force to sell/promote the Product.

6.       THE TRADEMARK.

         (a) Maintenance

         Columbia promptly shall keep Lil' Drug Store Products currently advised of the status of the Trademark. Columbia shall bear all costs for the maintenance of the Trademark.

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         (b) Trademark Use and Quality Control

                  (i) Lil' Drug Store Products agrees to use the Trademark in accordance with good customary trademark practice, and to avoid taking any action that would in any manner impair or detract from the value of the Trademark, or the goodwill and reputation of Columbia; provided, however, Lil' Drug Store Products may modify and/or redesign the labels and other packaging of the Product with Columbia's prior written approval, which approval shall not be unreasonably withheld. Lil' Drug Store Products acknowledges Columbia's ownership of rights to the Trademark and of all related goodwill.

                  (ii) Lil' Drug Store Products agrees to use the Trademark only in the form and manner and with appropriate legends as approved from time to time by Columbia, and not to use or allow use of any other trademark or service mark in combination with the Trademark without the prior written approval of Columbia, provided that such approval shall not be unreasonably withheld.

7.       INFRINGEMENT OF TRADEMARK.

         Lil' Drug Store Products and Columbia shall each promptly notify the other following the discovery of any alleged infringement or unauthorized use of the Trademark that may come to their attention. Columbia shall promptly undertake, at Columbia's expense, commercially reasonable efforts to obtain a discontinuance of the infringement or unauthorized use and, if not successful, Columbia may, at its sole option, bring suit against such infringement.

8.       INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

         (a) Each party hereto shall notify the other promptly of the receipt of notice of any action, suit or claim alleging infringement of any third party's intellectual property rights on the grounds of any activities by either party hereto involving the Product or the Trademark.

         (b) In no event shall either party settle any such allegation of infringement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

9. CONFIDENTIALITY. Each party hereto shall hold all Confidential Information in confidence, use it only in connection with the performance of its obligations pursuant to this Agreement and use its diligent effects (consistent with those it uses to safeguard its own confidential information) to safeguard Confidential Information and to prevent the unauthorized use or disclosure of any Confidential Information. Each party hereto shall ensure that its Affiliates or employees who have access to any Confidential Information shall be made aware of and subject to these obligations. The receiving party may disclose Confidential Information to regulatory authorities for the purpose of seeking marketing approval of the Product pursuant to this Agreement and may also disclose Confidential Information to individuals who have a need to know to effectuate the development and commercialization of the Product pursuant to this Agreement, provided such individual is bound by a confidentiality obligation comparable to the obligation set forth in this Section 9. The obligations of the parties hereto under this Section 9 shall survive the expiration or termination of this Agreement.

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10.      REPRESENTATIONS, WARRANTIES AND COVENANTS AND INDEMNIFICATION.

         (a) Columbia hereby represents, warrants and covenants the following:

                  (i) Columbia is a corporation duly organized, existing and in good standing under the laws of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

                  (ii) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Columbia is a party, or Columbia's articles of incorporation or bylaws.

                  (iii) This Agreement has been duly executed and delivered by Columbia and is a legal, valid and binding obligation enforceable against Columbia in accordance with its terms.

                  (iv) Columbia shall comply with all applicable laws, consent decrees and regulations of any federal, state or other governmental authority in performing this Agreement.

                  (v) As of the Effective Date, Columbia knows of no issued or pending patents, trademarks or patent or trademark applications relating to the Product that would prevent Lil' Drug Store Products from marketing or selling the Product in the Territory.

                  (vi) As of the Effective Date, there are no outstanding, pending or threatened product liability or breach of warranty or other similar claims, actions, suits, demands, investigations, arbitrations, administrative or other proceedings, or orders, injunctions, judgments or decrees of any court or government agency in connection with the Product in the Territory.

                  (vii) As of the Effective Date, there are no outstanding, pending or threatened violations, notice of noncompliance, warning letters, orders, injunctions, judgments or decrees of any court or government agency, investigations, claims, actions, suits, demands, administrative or other proceedings that have resulted or might result in the revocation, suspension or modification of any regulatory approval for the Product in the Territory.

                  (viii) Columbia has conducted the sales of the Product consistent with its past practices and in the ordinary course of business.

                  (ix) Columbia ceased, as of March 13, 2000, all further sales of the Product to Quality King.

                  (x) All historical sales, costs of goods sold and operating expenses are substantially accurate and properly classified on Columbia's financial statements and on any other written information provided to Lil' Drug Store Products by Columbia in connection with this transaction.

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         (b) Lil' Drug Store Products hereby represents, warrants and covenants the following:

                  (i) Lil' Drug Store Products is a corporation duly organized, existing and in good standing under the laws of the State of Iowa, with full right, power and authority to enter into and perform this Agreement.

                  (ii) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Lil' Drug Store Products is a party, or Lil' Drug Store Products' articles of organization or bylaws.

                  (iii) This Agreement has been duly executed and delivered by Lil' Drug Store Products and is a legal, valid and binding obligation enforceable against Lil' Drug Store Products in accordance with its terms.

                  (iv) Lil' Drug Store Products shall comply with all applicable laws, consent decrees and regulations of any federal, state or other governmental authority in performing this Agreement.

         (c) Indemnification.

                  (i) Columbia agrees to indemnify and hold harmless Lil' Drug Store Products, its Affiliates and ad their respective employees, agents, officers and directors from and against any claims, losses, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Lil' Drug Store Products or its Affiliates arising out of or in connection with any (A) breach by Columbia of any representation, warranty, covenant or obligation hereunder, (B) act or omission on the part of Columbia or any of its employees or agents in the performance of this Agreement, (C) payments, commissions or fees of any kind due to consultants or brokers retained by Columbia relating to the Product, and (D) claim or demand of any kind for injury to a person or property arising from Columbia's or its contract manufacturer's manufacturing, packaging or labeling of the Product; provided, that this indemnification shall not apply to the extent such claim or demand has resulted from changes in such manufacturing, packaging or labeling conducted at the direction of Lil' Drug Store Products after the Effective Date.

                  (ii) Lil' Drug Store Products agrees to indemnify and hold harmless Columbia and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Columbia or its Affiliates arising out of or in connection with any (A) breach by Lil' Drug Store Products of any representation, warranty, covenant or obligation hereunder, (B) claim or demand of any kind for injury to person or property arising from Lil' Drug Store Products' or its Affiliates' marketing, distribution and sale of the Product, provided, that this indemnification shall not apply to the extent such claim or demand has resulted from any negligent act or omission with respect to such Product by Columbia, its Affiliates, their employees, agents or contract manufacturers, (C) act or omission on the part of Lil' Drug Store Products or any of its employees or agents in the performance of this Agreement, (D) third party claims alleging infringement of such third parties' intellectual property rights as a result of the advertisement, promotion or marketing materials created by or at the direction of Lil' Drug Store Products, or its Affiliates and used in connection with the sale of the Product hereunder, and (E)

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payments, commissions or fees of any kind due to consultants or brokers retained by Lil' Drug Store Products relating to the Product.

                  (iii) A party seeking indemnification under this paragraph 10(c) (the "Indemnified Party") must give prompt written notice thereof to the other party (the "Indemnifying Party"). The Indemnifying Party shall have the right to defend any such claim or demand subject to the right of the Indemnified Party to participate with counsel of its choice in such defense, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such compromise, settlement or defense, including, without limitation, by making available all pertinent information and personnel under its control to the Indemnifying Party. The Indemnifying Party will not compromise or settle any claim or demand (other than, after consultation with Indemnified Party, a claim or demand to be settled by the payment of money damages and/or the granting of releases) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  (iv) Each party shall maintain and keep in force for the term of this Agreement comprehensive general liability insurance including Product/Completed Operations, Contractual and Broad Form Property Damage covering its indemnification obligations hereunder with a minimum limit of Ten Million Dollars ($10,000,000) per annum combined single limit for Bodily Injury and Property Damage, to be increased as appropriate, consistent with prudent business practices prevailing in the business. Promptly after execution and delivery of this Agreement, each party shall furnish a certificate of insurance to the other party evidencing the foregoing endorsements, coverage and limits, and providing that such insurance shall not expire or be canceled or modified without at least thirty (30) days prior notice to the other party.

11. TERM. Except as otherwise provided for herein, the term of the Agreement shall be for five (5) years from the Effective Date, and shall automatically renew for additional five (5) year periods unless either party provides the other with written notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the then current term.

12. TERMINATION.

         (a) This Agreement may be terminated upon the mutual written agreement of the parties.

         (b) Either party may terminate this Agreement forthwith by written notice to the other, if the other party commits a material breach of any part of this Agreement and such breach has not been remedied by the breaching party within sixty (60) days after written notice of such breach has been given by the other party. If the breach cannot be remedied within sixty (60) days, the breaching party may submit a plan within this sixty (60) day period, reasonably acceptable to the other party, outlining the steps that it intends taking to cure the breach and then must cure the breach in accordance with the terms of such plan or be subject to an action by the other party for termination of this Agreement pursuant to this paragraph 12(b) for breach of such plan.

         (c) This Agreement may also be terminated by written notice of one party, if the other party shall be involved in financial difficulties as evidenced:

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                  (i) by its commencement of a voluntary case under any
applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such voluntary case; or

                  (ii) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within sixty (60) days after initiation of such action or petition; or

                  (iii) by its seeking relief as a debtor under any applicable law of jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

                  (iv) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or during or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

                  (v) by its making an assignment for the benefit of, or entering into a composition with its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

         (d) Lil' Drug Store Products may terminate this Agreement at any time with ninety (90) days written notice to Columbia if the Product are not a commercial success, as determined by Lil' Drug Store Products in its sole discretion, or for reasons of safety or efficacy of the Product.

         (e) Columbia may terminate this Agreement at any time with ninety (90) days written notice to Lil' Drug Store Products if the marketing standards set forth in this Agreement are not being met by Lil' Drug Store Products.

         (f) The failure by a party to exercise its rights to terminate this Agreement pursuant to this Section 12 in the event of any occurrence giving rise thereto shall not constitute a waiver of such rights in the event of any subsequent occurrence.

         (g) Termination of this Agreement shall not release either party from its obligations accrued prior to the effective date of termination nor deprive either party from any rights that this Agreement provides shall survive termination.

13. PUBLICITY. The parties hereto shall coordinate the preparation and issuance of any public announcement of this Agreement. Any such announcement shall comply with relevant Securities and Exchange Commission requirements and shall take into account any reasonable concern regarding the trade. The wording of such announcement shall be agreed upon by the parties before release.

14. AUDITS. Lil' Drug Store Products shall keep accurate records of all Product sales and other relevant data concerning the Product for a period of two (2) years following the year in which such records were created, and Lil' Drug Store Products shall provide Columbia quarterly reports thereof thirty (30) days after the end of the applicable calendar quarter. Such reports shall state the number of Units of Product sold by Lil' Drug Store Products and its Affiliates

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during the applicable quarter, as well as the number of free samples of the
Product distributed, any Product returns made during such calendar quarter, together with an accounting of Net Sales with respect to such calendar quarter. Once a year, upon reasonable notice, at times mutually agreed upon and during business hours, Columbia, at Columbia's cost, may have the accounts of Lil' Drug Store Products or its Affiliates for the preceding two (2) calendar years relating to the Product reviewed by independent certified public accountants appointed by Columbia and reasonably approved by Lil' Drug Store Products, solely in order to verify amounts due under this Agreement. Columbia and Lil' Drug Store Products shall mutually determine a general strategy for such audit in advance of its conduct. Said accountant shall not disclose to Columbia any information except that which should properly be contained in a quarterly report required under this Agreement. Lil' Drug Store Products shall promptly pay any underpayment evidenced by such audit, and Columbia shall promptly refund any overpayment evidenced by such audit. If such an audit evidences an underpayment of more than five percent (5%) with respect to the amounts actually paid, Lil' Drug Store Products shall promptly pay such underpayment to Columbia with interest at the prime rate as set by Citibank, from the time when such underpayment accrued, and shall reimburse Columbia for the reasonable costs and expenses (including fees) of such audit.

15. OPTION. Columbia hereby grants Lil' Drug Store Products an option as follows: at any time during the term hereof upon ninety (90) days written notice to Columbia, Lil' Drug Store Products may purchase from Columbia Columbia's best efforts to facilitate procurement for Lil' Drug Store Products, directly from Columbia's Licensor, of (a) a permanent, fully-paid sub-license to sell Product in the Territory, and (b) ownership of the Trademark in the Territory. The purchase price for such option, if successfully executed, shall be an amount equal to one times the average annual Net Sales of such Product from 1999 until the date Lil' Drug Store Products exercises the option; provided, however, such purchase price shall not be less than the average annual Net Sales of such Product in 1999.

16. ARBITRATION.

         (a) ARBITRATION. In the event of any dispute (a "Dispute") between the parties hereto subsequent to the Effective Date with respect to the breach, interpretation or enforcement of this Agreement, such dispute shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Notwithstanding the foregoing, the parties intend to depart from the AAA commercial arbitration rules to the extent any of the following provisions conflict with such rules.

         (b) PANEL. Any arbitration shall take place before a panel of three (3) arbitrators (the "Panel"). The Panel shall be selected in accordance with the AAA's procedures for selecting an arbitration Panel, provided, that the Panel shall include one certified public accountant and one transactional lawyer, each of whom shall have had at least ten (10) years experience in his or her respective field, and at least three (3) years of arbitration experience. If any arbitrator on the Panel neglects or refuses to act or is or becomes incapable of acting, or dies before the Panel shall have made its award, and the parties fail to agree or concur in the appointment of another arbitrator, either party may serve on the other a notice in writing requiring him to agree and concur in the appointment of another arbitrator, and if such appointment is not made within twenty (20) days from the service of said notice, then the remaining arbitrators shall have power on the request in writing of either party to appoint another arbitrator who shall have the like authority to act in the arbitration and make an award and the like powers in all respects as if he had been appointed by the parties.

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         (c) BINDING EFFECT. Each of the parties agrees that the decision of the
Panel shall be final and binding on the parties hereto and, provided diversity or other federal jurisdiction exists, the parties hereby consent to the entry of final judgment thereon in the United States District Court for the Southern District of New York, and to the issuance of execution on the judgment. The award may be appealed only to the court in which judgment on the award is required to be entered and only to the extent the award contains material errors of applicable law, is arbitrary or capricious, or was fraudulently obtained. If the parties cannot meet the applicable requirements for federal jurisdiction, the parties agree to the entry of judgment in the New York Supreme Court located in New York City, New York, and to the issuance of execution on such judgment. The parties hereto hereby consent to the jurisdiction of such court (i.e., such federal court, or, in the event federal jurisdiction does not exist, such state court) in reference to any matter arising out of the arbitration or this Agreement including but not limited to confirmation of any arbitration award and enforcement thereof by entry of judgment thereon or by any other legal remedy.
As to any Dispute which under the terms hereof is made subject to arbitration, no suit at law or in equity based on such Dispute shall be instituted by either party hereto other than to enforce the award of the Panel. If any controversy shall arise after the award as to whether the award or any part thereof has been complied with, such controversy shall be determined by the same Panel.

         (d) EVIDENCE. The Panel shall not be bound by strict rules of evidence and may give such right to evidence as may seem right and proper to it. The Panel shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Panel at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Panel. Unresolved discovery disputes may be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair of the panel. The Panel shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances. The arbitration shall be conducted in New York, New York. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Panel shall determine the rights and obligations of the parties according to the substantive and procedural laws of New York and the terms and provisions of this Agreement. The Panel's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable, subject to the express provisions of this Agreement. The Panel shall have power to award and direct that the parties or any of them shall execute such releases, conveyances, assurances, and do things as the Panel shall think fit and such releases, conveyances, assurances and things shall be executed and done accordingly. The Panel shall have the authority to proceed ex parte in case of the nonattendance of either of the parties or of their witnesses after thirty (30) days prior notice in writing by the Panel given to the parties respectively or their respective attorneys or agents notifying the time and place of meeting to proceed with the reference. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration.

         (e) WAIVER OF CONSEQUENTIAL DAMAGES. The Panel shall have no authority to award consequential damages, punitive damages, and all other damages not measured by the prevailing party's actual damages, and each party hereby waives all claims to same. The Panel

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

may not in any event make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. Liabilities for taxes are direct damages.

         (f) DISCLOSURE. Except to the extent disclosure, filing, reporting or announcement thereof is required by law, including by any rules or regulations of any applicable governmental, regulatory or stock exchange agency or authority, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties, except to the extent that the recordation of a final judgment causes such matters to become public.

17. NOTICES. All notices required hereunder shall be in writing and shall be deemed to be properly given if sent by air courier to the party to be notified at the address set forth on page 1 hereof, or at such other latest address as either party may hereafter designate in writing to the other; provided that a copy of each notice to be sent to Columbia hereunder shall also be sent by the same means to William J. Bologna, Chairman of the Board, Columbia Laboratories, Inc., 2875 N.E. 191st St., Suite 400, Aventura, Florida 33180; and further provided that a copy of each notice set to Lil' Drug Store Products hereunder shall also be sent by the same means to Chris DeWolf, 1201 Continental Place NE, Cedar Rapids, Iowa 52402. The date of service of any notice to sent by air courier shall be the date of receipt.

18. TAX. All taxes levied on account of any payments accruing under this Agreement that constitute income to Columbia, shall be the obligation of Columbia, and if provision is made in law or regulation for withholding, such tax shall be deducted from any payment then due, paid to the proper taxing authority, and receipt for payment of the tax secured and promptly sent to Columbia.

19. INDEPENDENT CONTRACTORS. The relationship of the parties under this Agreement is that of independent contractors. Neither party shall be deemed to be the agent of the other and neither is authorized to take any action binding upon the other.

20. ENTIRE AGREEMENT; MODIFICATION. This Agreement, including the Schedules hereto, contains the entire understanding between the parties hereto relating to the subject matter hereof, there being no terms and conditions other than those set forth herein, and it supersedes all prior agreements, written or oral, between the parties hereto with respect to the matters covered hereunder. This Agreement may not be modified, altered or otherwise changed other than by an instrument in writing, duly executed by each of the parties hereto.

21. SEVERABILITY. If any provision of this Agreement should be or becomes fully or partly invalid or unenforceable for any reason whatsoever or should be adjudged to violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is deemed to be deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included herein; provided, however, that this Agreement is not rendered fundamentally different in its content or effect.

22. EFFECT OF HEADINGS. The headings for the sections and paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

23. CHOICE OF LAW. This Agreement and performance hereof shall be construed and governed by the laws of the State of New York and of the United States. Any dispute, controversy, claim or difference arising between the parties out of, relating to, or in connection with this Agreement shall be submitted to the jurisdiction of the courts sitting in the State of Iowa or the State of New York, at the option of the party filing such action.

24. NO WAIVER. No delay or omission or failure to exercise any right or remedy provided for herein shall be deemed to be a waiver thereof or acquiescence in the event giving rise to such right or remedy.

25. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

26. FURTHER ASSURANCES. Columbia and Lil' Drug Store Products each agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions contemplated hereby.

27. FORCE MAJEURE. No failure or omission by a party hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, the following, which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: acts of God, acts or omissions of any government, any rules, regulations, or orders issued by any governmental authority or any officer, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, war, rebellion, insurrection, riot, invasion, strikes, lockouts; provided however, that the party so affected shall promptly advise the other party of the existence of such causes of nonperformance, shall use its best efforts to avoid or remove such causes of nonperformance and shall continue hereunder wit the utmost dispatch whenever such causes are removed.

28. PERFORMANCE BY AFFILIATES. The parties agree that certain of their rights and obligations under this Agreement may not be carried out by one or more of their Affiliates; provided, however, that each party shall remain responsible for the acts and omission of its Affiliates. The parties further understand and agree that no such Affiliate is a party to this Agreement, and, except as contemplated by this Agreement, is not the agent of such party for purposes hereof, is not authorized to bind such party and cannot enter into amendments to this Agreement, which can only be made in accordance with the terms of Section 20 hereof.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

COLUMBIA LABORATORIES, INC.                LIL' DRUG STORE PRODUCTS, INC.

By:/S/ WILLIAM J. BOLOGNA                  By:/S/ DENNIS OLDORF
  -----------------------                     -----------------
  William J. Bologna                          Dennis Oldorf
  Chairman of the Board                       Chairman of the Board

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